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                 EXHIBIT 10.20 - FORM OF OEM PARTNER AGREEMENT

                             SALESLOGIX CORPORATION

                   OEM PARTNER AGREEMENT WITH RESELLER OPTION

THIS AGREEMENT is made and entered into as of (the "Effective Date"), by and between SALESLOGIX Corporation, a Delaware corporation (hereinafter referred to as "SalesLogix"), with its principal office currently located at 8800 North Gainey Center Drive, Suite 200, Scottsdale Arizona, 85258, USA, and ("OEM Partner"), an corporation with its principal office currently located at.

         RECITALS

A. SalesLogix licenses and distributes a certain software application package known as SALES INFORMATION SYSTEM, and related documentation, which are more particularly described in EXHIBIT 1 ("SIS").

B. OEM Partner intends to develop, manufacture and license a software product known as ("Product");

C. SalesLogix and OEM Partner believe that SIS can offer OEM Partner customers added functionality by embedding SIS into THE OEM PRODUCT. SalesLogix desires to license to OEM Partner the right to use and sublicense SIS under the terms of this Agreement.

         AGREEMENTS

NOW, THEREFORE, in consideration of the recitals and promises contained herein, SalesLogix and OEM Partner agree as follows:

1.       DEFINITIONS

         1.1. "Confidential Information" shall mean written or machine-readable information (or oral information reduced to writing or summarized in writing within 10 days of oral disclosure) that the disclosing party considers proprietary or confidential and marks as confidential", "proprietary", "sensitive" or with words of similar meaning.

         1.2. "Documentation" shall mean the manuals and other instructional and informational material regarding SalesLogix Products made commercially available by SalesLogix in electronic media (if available) and hard copy.

         1.3. "SalesLogix Products" shall mean the SalesLogix software application package known as SIS described in EXHIBIT 1, and all future derivations, upgrades and revisions thereto that are made commercially available by SalesLogix to its end user customers in general releases.
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         1.4. "Licensed Materials" shall mean SalesLogix Products and the related Documentation and modified documentation.

         1.5. "Modified Documentation" shall refer to the Documentation, as modified by OEM Partner pursuant to Section 3.2.

         1.6. "Object Code" shall mean software in machine executable, binary format.

         1.7. "OEM Affiliate" shall refer to all OEM Partner employees, agents, contractors, representatives, distributors, joint venture partners, subsidiaries (whether partially or wholly owned), and all other persons or entities working for, through or on behalf of OEM Partner.

         1.8. "OEM Bundling Products" shall mean the products, including associated documentation, of OEM Partner described on EXHIBIT 2.

         1.9. "OEM Products" shall mean the combined products consisting of SalesLogix Products as embedded in one or more of the OEM Bundling Products.

         1.10. "Source Code" shall refer to SalesLogix Products in human-readable, high-level language form and such other documentation as normally accompanies such Source Code including, but not limited to: test scripts, design documents, make files, user documentation source files, on-line help source files, 3rd party embedded source list, and 3rd party tools required list.

         1.11. "Support" shall mean the support of Licensed Materials offered by SalesLogix, as described in Section 7 and EXHIBIT 8.

2.       SCOPE; TERM OF AGREEMENT

         2.1. Scope. The terms of this Agreement shall apply to OEM Partner's use and sublicense of the OEM Products, all as more particularly described herein. The terms of this Agreement shall be referenced in and govern all purchase orders. The terms contained in acknowledgments, invoices or purchase orders, and the terms of any prior agreements between SalesLogix and OEM Partner, are hereby superseded by the terms of this Agreement and any terms that are additional to or inconsistent with this agreement shall have no force or effect.

         2.2. Term. This Agreement shall remain in full force and effect from the effective date first noted above until the earlier of its termination for cause as set forth in Section 12 below or its cancellation by OEM Partner on 90 days prior written notice to SalesLogix.

3.       LICENSES

         3.1. OEM License. SalesLogix hereby grants to OEM Partner a non-exclusive, perpetual (except as expressly set forth herein) license to embed the Licensed Materials in object code form within the OEM Bundling Products, and to market and sublicense the Licensed Materials in object code form as part of the OEM Products. As part of this license, SalesLogix hereby grants OEM Partner the right to use and copy the Licensed Materials in object code form, and to sublicense the Licensed Materials to customers, directly and through OEM Affiliates, all


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pursuant to the terms of this Agreement. SalesLogix Products shall be distributed under this Agreement as part of the OEM Products with SalesLogix's use protection system in place.

         3.2. Reseller License. In addition to the OEM License, SalesLogix hereby grants to OEM Partner a non-exclusive, worldwide license to market and distribute the Licensed Materials apart from OEM Bundling Products on a stand-alone basis. In such case OEM Partner shall act as a "reseller" of SIS and shall use SalesLogix's trademark names to refer to the Licensed Materials. In all cases where OEM Partner acts as a reseller, Section 4.1.3 shall apply and OEM Partner shall comply with the Reseller provisions set forth in EXHIBIT 3.

         3.3. Documentation Translation and Modification. SalesLogix hereby grants to OEM Partner a non-exclusive, worldwide license to modify and translate the Documentation so that it is consistent with, and in the same languages as, OEM Partner's standard format for documentation used with OEM Bundling Products. It is the parties' intention that this modified documentation (the "Modified Documentation"), shall be substantially different from the Documentation in format and languages only, and OEM Partner shall not make any claims with respect SalesLogix Products that are not specifically included in the Documentation provided by SalesLogix. OEM Partner shall deliver a copy of the Modified Documentation to SalesLogix before such Modified Documentation is made commercially available by OEM Partner. All Modified Documentation shall be deemed a derivative work of the Documentation, SalesLogix shall own the copyrights thereto, and OEM Partner (subject to the terms of this Agreement) and SalesLogix each shall have the right to use such derivative works, without paying any additional royalties to the other party other than as set forth in this Agreement. Notwithstanding the aforesaid, it is expressly understood and agreed that documentation pertaining specifically to Product ("Product Documentation") shall be and remain the sole and exclusive property of OEM Partner even if incorporated in or bundled with the Modified Documentation and that SalesLogix acquires no right or license to said Product Documentation, by implication or otherwise.

         3.4. Customer Sublicenses. OEM Partner and OEM Affiliates shall sublicense the Licensed Materials to end user customers under their respective standard license agreements for their own similarly situated products, subject to negotiated changes in the ordinary course, in substantially the form attached as EXHIBIT 4. OEM Partner and OEM Affiliates shall cause such sublicenses to be executed prior to the installation of the OEM Products. Immediately upon the execution of a sublicense by OEM Partner, OEM Partner shall assign a license number to that sublicense, and shall notify SalesLogix of the license number, and installation date in the next Quarterly Report delivered pursuant to Section
4.3. OEM Affiliates shall do the same, reporting the information to OEM Partner, who shall report it to SalesLogix in the next Quarterly Report to be issued after receipt of the information from the OEM Affiliate.

         3.5. OEM Partner's Use of Licensed Materials for Distribution Purposes. SalesLogix shall deliver to OEM Partner two (2) master copies of the Licensed Materials. OEM Partner may copy and use the Licensed Materials for the following purposes only:

              3.5.1. Use of the Licensed Materials as provided in Section 3.1 to embed SalesLogix Products in object code form in the OEM Products, and using and modifying the Documentation as part of OEM Product user, technical and training documentation.

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              3.5.2. Distribution of the OEM Products under the terms of the license in Section 3.1.

              3.5.3. Support by OEM Partner, as more fully described in Section 7, of customers using the OEM Products.

         3.6. Trademark License. Each party is the owner of valuable trademark rights in the trademarks and in other affiliated words, designs, and logos used in conjunction with SalesLogix Products and the OEM Products. Except as expressly permitted under this Agreement, the use of a party's marks, logos and/or designs by the other party in advertising, or in any other manner, is specifically prohibited without the prior written consent of the party owning such marks, logos and/or designs. Specifically, OEM Partner will not use SalesLogix's trademarks for SIS to describe the OEM Products without SalesLogix's prior written consent, said consent not to be unreasonably withheld or delayed. OEM Partner must, however, use the name SIS with respect to the distribution of Licensed Materials pursuant to the reseller license in Section 3.2.

         3.7. Customer Evaluations; Beta Test Sites. OEM Partner shall have the right to install temporarily the OEM Products, only for demonstration purposes, at sites other than OEM Partner facilities. OEM Partner shall not leave the OEM Products unsecured and shall delete the same following the demonstration. If OEM Products are to be left on a potential customer site unattended by OEM Partner, an evaluation license agreement in substantially the form utilized by OEM Partner for its own similarly-situated products will be executed by the potential customer and OEM Partner, and such license shall be valid for the period during which SalesLogix Products are on site unattended, but in no event longer than thirty (30) days. A copy of OEM Partner's current form of such an evaluation license is attached as EXHIBIT 5. SalesLogix shall provide to OEM Partner, at no charge, one server license and up to ten site licenses for use by OEM Partner during the term of this Agreement in beta testing in conjunction with customers selected by OEM Partner. Said beta testing shall be done only pursuant to a beta test agreement executed between OEM Partner and its customer in substantially the form attached hereto as Exhibit 5A.

         3.8. No Other License. No rights or licenses other than those specifically described in this Agreement are intended and this Agreement shall not be interpreted to include: (i) additional express or implied licenses to OEM Partner of the Licensed Materials; or (ii) any licenses to SalesLogix of OEM Bundling Products or underlying patents, copyrights, trademarks or trade secrets.

         3.9. Copyright Notices. Each OEM Product will display SalesLogix copyright notices required by SalesLogix in the same locations, size and typeface where OEM Partner sets forth other copyright legends in the OEM Product. In addition to SalesLogix's copyright notices, OEM Partner agrees to insert the phrase "Powered by SalesLogix [trademark]" in its splash screen in reference to the product name for the OEM Product.

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4.       ROYALTIES & MAINTENANCE FEES

         4.1. Royalties. OEM Partner shall pay to SalesLogix royalties ("Royalties") for each copy of OEM Products distributed or used during the term of this Agreement by OEM Partner or OEM Affiliates as follows:

              4.1.1. Royalties for Demonstration/Promotional Copies. No Royalties shall accrue pursuant to this Section 4 for use of Licensed Materials solely for marketing, development, beta test, training, demonstration, evaluation or support purposes.

              4.1.2. Customer Licenses. OEM Partner shall pay to SalesLogix, as a Royalty and in US Dollars, an amount equal to the SalesLogix published retail price (as modified from time to time pursuant to Section 4.2), less the OEM Discount set forth on EXHIBIT 6, for each copy of SalesLogix Products sublicensed to customers pursuant to this Agreement (the "OEM Royalty").

              4.1.3. Stand-Alone Licenses. This Agreement contemplates that OEM Partner may act as a reseller of the Licensed Materials without bundling the Licensed Materials with the OEM Product. In each case where OEM Partner sells the Licensed Materials as a reseller, OEM Partner shall pay to SalesLogix, as a Royalty and in US Dollars, an amount equal to the SalesLogix published retail price (as modified from time to time pursuant to Section 4.2), less the Reseller Discount set forth on EXHIBIT 6, for each copy of SalesLogix Products resold to customers pursuant to this agreement (the "Reseller Royalties").

         4.2. SalesLogix Retail Price List. SalesLogix has provided OEM Partner with its standard retail price list, support pricing and hourly service rates, as of the Effective Date. SalesLogix reserves the right to modify its standard retail prices and will give OEM Partner thirty (30) days prior written notice of such modification. The standard price list in effect at the time of the customer's order shall control the calculation of Royalties under Section 4.1 and EXHIBIT 6.

         4.3. Quarterly Reports. During the term of this Agreement, OEM Partner agrees to provide SalesLogix within thirty (30) days of the end of each quarter (said quarters to begin March 16 , June 16, September 16 and December 16 respectively)with a quarterly report detailing the number of copies of Licensed Materials used internally, the number of sublicenses granted by it and OEM Affiliates to its or their customers under this Agreement, and the number of copies of Licensed Materials sold by OEM Partner as reseller during the preceding quarter ("Quarterly Report").

         4.4. Records and Audit. OEM Partner shall maintain reasonably complete records of all copies of SalesLogix Products sublicensed or resold under this Agreement by OEM Partner and OEM Affiliates, and all customer sublicenses, license numbers, and installation dates. OEM Partner shall provide written notice to SalesLogix not less frequently than quarterly of the number of customer sublicenses sold and paid for by customers, and the license numbers for each such sublicense. OEM Partner agrees to allow a mutually acceptable auditor to audit and analyze appropriate accounting records of OEM Partner to insure compliance with this Agreement, but not more frequently than once per calendar year. OEM Partner shall have the


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right to object to the auditor selected by SalesLogix for bona fide business reasons and in the event of such an objection, OEM Partner will select another auditor mutually acceptable to SalesLogix. OEM Partner's agreement or consent to SalesLogix's selection of an auditor shall not be unreasonably withheld or delayed. Any such audits shall be permitted by OEM Partner during normal business hours at a time mutually agreed upon between SalesLogix and OEM Partner within a reasonable time after OEM Partner's receipt of SalesLogix's written request to audit. SalesLogix shall have the right to audit such records during regular business hours, at SalesLogix's reasonable request. In the event that such audit shows that OEM Partner has underpaid SalesLogix by five percent (5%) or more of the amounts due hereunder, then all reasonable out-of-pocket costs of such audit shall be paid by OEM Partner, including reimbursing SalesLogix for its reasonable actual costs. Otherwise, the cost of such an audit shall be borne by SalesLogix.

         4.5. Payments. OEM Partner shall pay Royalties and the Support Fees described in EXHIBIT 6 quarterly within thirty (30) days following the end of the fiscal quarter for which Royalties are being paid. OEM Partner shall submit to SalesLogix with the quarterly Royalty payments the Quarterly Report required pursuant to Section 4.3 above. OEM Partner shall remain solely responsible for collection of license fees from OEM Affiliates and customers and shall promptly pay to SalesLogix all amounts due hereunder regardless of whether OEM Partner has collected payments from OEM Affiliates or customers.

         4.6. Annual License Fee. OEM Partner shall pay to SalesLogix annual license fees as set forth in EXHIBIT 6.

         4.7. Support Fees. OEM Partner shall pay to SalesLogix Support Fees as set forth in EXHIBIT 6.

5.       TRAINING

         In consideration of the Annual License Fees, SalesLogix shall provide OEM Partner with sales, marketing and technical training as provided in EXHIBIT 7.

6.       WARRANTY

         6.1. Specific Warranties. SalesLogix warrants the following to OEM
Partner:

              6.1.1. Warranty. The Licensed Materials delivered under Section 3.5, including modifications, updates and upgrades will materially comply with SalesLogix's published specifications. In addition, SalesLogix represents and warrants as follows: that the Licensed Materials are designed to be used prior to, during, and after the year 2000 A.D. and that they will operate during such time periods without error relating to date data which represent or reference different centuries or more than one century; that no value for current date will cause interruptions in normal operation; that all manipulations of calendar-related data (dates, durations, days of week, etc.) will produce correct results for all valid date values; that date elements in interfaces and data storage permit specifying century to eliminate date ambiguity; and that for any date element represented without century, the correct century is unambiguous for all manipulations involving that element. If (a) OEM Partner notifies SalesLogix of an error or defect in the Licensed Materials, (b) OEM Partner provides to SalesLogix a description


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allowing the error to be repeated, and (c) the error or defect has not been caused or introduced by OEM Bundling Products or modifications to the Licensed Materials made by OEM Partner, then SalesLogix will either (i) modify, repair or replace the Licensed Materials, or, at the election of OEM Partner, (ii) make instructions available to OEM Partner to modify the Licensed Materials.

              6.1.2. SalesLogix Authority. SalesLogix has full right, power and authority to license the Licensed Materials to OEM Partner and its customers as provided in this Agreement. Upon request from OEM Partner from time to time, SalesLogix shall provide OEM Partner with legible copies of all license agreements relating to third party Object Code embedded in the Licensed Materials.

         6.2. Remedies and Exclusions. SalesLogix's warranties hereunder shall not apply to: (a) modifications to SalesLogix Products that are not made or specifically required or written authorization by SalesLogix; (b) problems or nonconformities caused by the use of SalesLogix Products with other software or hardware that is not specifically identified in the Documentation as a compatible product; or (c) any misuse or abuse of SalesLogix Products. Any labor and other costs incurred by SalesLogix in the repair of faults or errors related to these actions shall be reimbursed by OEM Partner at SalesLogix's then-current rates. SalesLogix will have the option of classifying and responding to errors by levels of severity, and shall have the option of modifying errors reasonably classified as minor inconveniences in SalesLogix's regular software releases.

         6.3. Limitations. THE WARRANTIES SET FORTH ABOVE SHALL BE EXCLUSIVE, AND IN NO EVENT SHALL SALESLOGIX OR ANY SALESLOGIX-CONTROLLED AFFILIATE BE LIABLE FOR ANY WARRANTIES IMPLIED BY LAW OR OTHERWISE, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH REGARD TO ANY GOODS PROVIDED OR SUPPLIED PURSUANT TO THIS AGREEMENT.

7.       ON-GOING SUPPORT; JOINT DEVELOPMENTS.

         7.1. Support by SalesLogix. OEM Partner shall have the right to sell to its customers post-warranty support of the OEM Products under OEM Partner's then-current software support program. OEM Partner shall also have the right to provide, on a time and expense basis, support services to customers that do not purchase the post warranty support. OEM Partner acknowledges and agrees, however, that as between OEM Partner and SalesLogix, OEM Partner shall be responsible for providing support directly to its customers (i.e. "first line" support), and SalesLogix has no obligation to provide any support directly to OEM Partner customers. In consideration of the Annual License Fees and Support Fees, SalesLogix shall provide the support services set forth on EXHIBIT 8 ("Support").

         7.2. Joint Developments. From time to time the parties may wish to work together to develop products or new product interfaces. The parties shall set forth the terms and conditions of such joint development efforts in either an attachment to this Agreement or in a new agreement.

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8.       SOURCE CODE ESCROW

         The parties shall, within thirty (30) days following the effective date of this Agreement, execute documents necessary and appropriate to add OEM Partner to the list of licensees who are beneficiaries under SalesLogix's existing Source Code escrow account. OEM Partner acknowledges that it has received a copy of the existing account agreement and agrees to be bound by its provisions and restrictions. Transfer of a copy of the Source Code to OEM Partner pursuant to this Section 8 shall not pass title to the Source Code, but shall effect only a perpetual, non-exclusive license from SalesLogix to OEM Partner to use, copy and modify the Source Code for the sole purpose of supporting the Licensed Materials sublicensed by OEM Partner as part of the OEM Products to its then existing customers and not for any other purpose. SalesLogix shall retain all right, title and interest in all modifications made by OEM Partner to the Source Code and OEM Partner shall deliver to SalesLogix a copy of all such modifications made by OEM Partner to the Source Code; provided, however, that OEM Partner shall have the same license to such modifications that it has to use the Source Code under this Section 8. Source Code received by OEM Partner under this Section shall be deemed to be Confidential Information of SalesLogix under this Agreement.

9.       SOFTWARE OWNERSHIP.

         9.1. SalesLogix Ownership; No Reverse Engineering. By granting OEM Partner the rights described in this Agreement, SalesLogix does not relinquish its ownership of or rights in the Licensed Materials, and retains title to all copyrights, patents, trade secrets, trademarks, and other intellectual property rights contained in the Licensed Materials as a whole. OEM Partner shall not reverse compile, disassemble or reverse engineer SalesLogix Products, and OEM Partner shall prohibit OEM Partner Affiliates and their respective customers from reverse compiling, disassembling or reverse engineering SalesLogix Products.

         9.2. No Derivative Works. The Licensed Materials are protected by copyright. No part of the Licensed Materials may be reproduced by customers, by OEM Partner or by OEM Affiliates except as permitted under this Agreement. No part of SalesLogix Products may be used to make a derivative work, such as a translation, transformation or adaptation, without the express written permission of SalesLogix, except as permitted under this Agreement.

10.      INTELLECTUAL PROPERTY INDEMNITY

         10.1. SalesLogix Indemnity. SalesLogix shall indemnify and hold harmless OEM Partner from and against all damages and costs incurred by OEM Partner in any action for infringement of any trade secret, copyright, or U.S. patent by a third party related to the Licensed Materials, including SalesLogix modifications, updates and upgrades, in the same form as delivered to OEM Partner, provided that OEM Partner gives SalesLogix prompt written notice of any action, claim or threat of infringement suit, either oral or written, and opportunity to elect to take over, settle or defend any such claim, action or suit through counsel of SalesLogix's own choosing. OEM Partner will make available to SalesLogix all defenses against any such claim, action, suit or proceeding and will give SalesLogix such information, assistance and authority as is reasonably necessary to enable SalesLogix to defend against and settle charges of infringement, provided that OEM Partner shall not be obligated in any way to contribute any


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moneys to such defense or settlement without its prior consent, in its sole discretion. OEM Partner shall have the right to be represented by counsel of its own choosing in any such claim, action or suit to insure that its rights are protected and shall bear all costs of such counsel. Should use of the Licensed Materials be enjoined or restricted as a result of such a claim, SalesLogix shall, at its expense and option (i) procure for OEM Partner the right to continue using the Licensed Materials, or (ii) replace the Licensed Materials with non-infringing materials of equivalent functionality; or (iii) modify the Licensed Material so as to become non-infringing; all without material loss of functionality, or (iv) if none of the foregoing are reasonably available to SalesLogix, SalesLogix shall have the right to terminate the licenses granted herein. The indemnity set forth in this Section 10.1 shall not apply to the extent that the indemnity set forth in Section 10.2 applies.

         10.2. OEM Partner Indemnity. OEM Partner shall indemnify and hold harmless SalesLogix from and against all damages and costs incurred by SalesLogix in any action for infringement of any trade secret, copyright, or U.S. patent by a third party related to the Licensed Materials only to the extent that such claims are made as a result of OEM Partner's modification of the Licensed Materials, including OEM Partner's modifications and alterations made in connection with embedding SalesLogix Products, and with respect to all changes made to the Source Code by OEM Partner, provided that SalesLogix gives OEM Partner prompt written notice of any action, claim or threat of infringement suit, either oral or written, and opportunity to elect to take over, settle or defend any such claim, action or suit through counsel of OEM Partner's own choosing. SalesLogix will make available to OEM Partner all defenses against any such claim, action, suit or proceeding and will give OEM Partner all needed information, assistance and authority to enable OEM Partner to defend and settle against charges of infringement, provided that SalesLogix shall not be obligated in any way to contribute any moneys to such defense or settlement without its prior consent, in its sole discretion. SalesLogix shall have the right to be represented by counsel of its own choosing in any such claim, action or suit to insure that its rights are protected and shall bear all costs of such counsel.

11.      MUTUAL INDEMNITY AND LIMITATION OF LIABILITY

         11.1. Indemnity. Each party shall indemnify the other party for all claims, damages, or costs suffered by the indemnified party as a result of any accident, injury or damage to persons or property caused solely, jointly or contributorily by the negligence of the indemnifying party, including without limitation misrepresentations made by the indemnifying party to third parties. The indemnifying party shall be liable only to the extent that the indemnifying party is at fault for such claims, damages, or costs. In situations where both parties are found to be at fault, each party shall be responsible for its proportionate share of the claims, damages or costs.

         11.2. Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, CONSEQUENTIAL, OR SPECIAL DAMAGES RELATING TO OR ARISING OUT OF PERFORMANCE OF THIS AGREEMENT, INCLUDING DAMAGES BASED ON CONTRACT, NEGLIGENCE, WARRANTY OR OTHERWISE, PROVIDED THAT THIS LIMITATION SHALL NOT APPLY TO BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT OR TO INDEMNIFICATION OBLIGATIONS.

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12.      TERMINATION

         12.1. Termination for Cause. In the event that either party, its officers, agents, or employees, commits a material violation of any provision of this Agreement other than an to obligation to pay money and fails to cure such violation within forty-five (45) days after receiving written notice of default from the other party, the non-defaulting party shall have the right immediately to terminate this Agreement; provided, however, that if such default cannot be cured within such forty-five (45) days and the defaulting party commences cure within such forty-five (45) days then the non-defaulting party shall not be entitled to terminate this Agreement so long as the defaulting party diligently pursues such cure and cures such default no later than ninety (90) days following the receipt of the initial notice of default. If OEM Partner is in default for failure to pay money as and when due and fails to cure such default within thirty (30) days after receiving written notice of default from SalesLogix, then SalesLogix shall have the right to terminate this Agreement effective upon delivering notice of termination to OEM Partner.

         12.2. Return of Licensed Materials, Documentation and Confidential Information. Within twenty (20) days after termination of this Agreement, (i) OEM Partner shall return to SalesLogix all copies of the Licensed Materials and all Confidential Information, including any modified or updated versions, in OEM Partner's possession, custody or control, or certify to SalesLogix that all such copies and Confidential Information have been destroyed (except only as provided hereafter), provided, however, that OEM Partner may retain sufficient copies of the Licensed Materials required for the continuing support of SalesLogix Products sublicensed to customers prior to such termination, to the extent permitted under Section 12.3; and (ii) OEM Partner shall also account to SalesLogix for all of the Licensed Materials and Confidential Information related to this Agreement that it has provided to OEM Affiliates by requiring the OEM Affiliates to return them to SalesLogix or certify to SalesLogix that all such materials have been destroyed. Within twenty (20) days after termination of this Agreement, SalesLogix shall return to OEM Partner all copies of OEM Partner Confidential Information, or certify to OEM Partner that all copies of OEM Partner Confidential Information in SalesLogix's custody, possession or control have been destroyed.

         12.3. Sublicenses and Support Agreements. Sublicense agreements entered into prior to the date of termination and Support agreements signed by OEM Partner and customers relating to the Licensed Materials shall survive termination of this Agreement provided they are in accordance with the terms and conditions of this agreement and OEM Partner is not in default hereunder.

         12.4. Remedies. Termination of this Agreement shall be in addition to and not in lieu of any other legal and equitable remedies available to the parties.

13.      CONFIDENTIALITY

         Each party agrees that all Confidential Information of the other party shall be held in strict confidence and shall not be disclosed or used without express written consent of the other party. Confidential information shall not include any information already in the possession of a party or received without violation of this Agreement or of confidentiality obligations of the


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person or entity providing such information, or information which is independently developed by a party, is in the public domain, or has otherwise been released without restriction by the party claiming confidentiality. Each party agrees to require that its employees, agents, representatives, lenders, potential investors, distributors, subsidiaries, joint ventures and affiliates given access to the other party's Confidential Information shall be subject to confidentiality obligations substantially the same as those described in this
Section 13. If public disclosure of Confidential Information is required under applicable laws, rules or regulations, the party required to disclose may do so provided (a) it shall give the other party prior notice of such disclosure to the extent reasonably possible to permit the other party to take steps to obtain protective orders or other similar relief as it may deem appropriate to seek and
(b) it cooperates with other party in such efforts. The provisions of this
Section 13 shall survive termination of this Agreement for a period of five years from the effective date of termination.

14.      TAXES

         OEM Partner or its customers shall pay all sales or other similar taxes and duties, however designated, which are levied or imposed because of this Agreement or because of sublicenses granted to customers pursuant to this Agreement, except for income or other similar taxes levied on SalesLogix's net income.

15.      COMMUNICATIONS

         15.1. Focused Communications. The parties shall each designate a specific person within their respective organizations to be the initial contact for all communications between the parties; provided, however, that OEM Partner's developer personnel and SalesLogix's developer personnel may have on-going direct contacts as required by Section 7. At the effective date of this Agreement, the initial contacts shall be:

         OEM PARTNER:
                     ------------------
                     ------------------
                     ------------------

         SALESLOGIX:
                     ------------------
                     ------------------
                     ------------------

The parties may change the person designated through written notice in compliance with Section 16.2.

16.      MISCELLANEOUS

         16.1. Complete Agreement; No Assignment; No Waiver. This Agreement, the Attachments hereto, and the separate escrow agreement referred to in Section 8 shall constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior understandings, proposals negotiations and communications, oral or written, between the parties or their representatives. This Agreement may not be modified except in a writing signed by the duly authorized representatives of the parties hereto. Neither party may assign its rights, duties or obligations under this Agreement to any entity in whole or in part without the prior written consent of the other party. The failure of either party to exercise any right or the waiver by either party of any breach, shall not prevent a subsequent exercise of such right or be deemed a waiver of any subsequent breach of the same of any other term of the Agreement.

         16.2. Notices. All notices, demands, consents, approvals and other communications shall be sufficient if in writing and sent by prepaid wire, facsimile transmission (with confirming copy by mail) or registered or certified mail, return receipt requested, postage prepaid to the addresses of the parties specified below. Notices shall be effective when received, three (3) days following mailing or upon confirmation of facsimile transmission, whichever is earliest.

Notices should be sent to the parties at the following addresses:

         SalesLogix Corporation
         8800 North Gainey Center Drive, Suite 200
         Scottsdale, AZ 85258 USA
         Attn:  OEM Partner Administration

         If to OEM Partner:
                            ------------------
                            ------------------
                            ------------------
         Attn:
                            ------------------

The address for giving notice may be changed by complying with the written notice provisions of this Section.

         16.3. Severability. In case one or more provisions of this Agreement shall be invalid, illegal or unenforceable, such provisions shall be severed and the remaining provisions shall continue as valid, legal and enforceable. The remaining provisions shall be integrated and interpreted in such a way as to give them maximum enforceability and validity under the applicable law, while retaining the original intent of the parties with respect to such provisions.

         16.4. Disclaimer of Agency. This Agreement shall not constitute either party the legal representative or agent of the other, nor shall either party have the right or authority to assume, create or incur any liability or any obligation of any kind, expressed or implied, against, or in the name of or on behalf of the other party.

         16.5. Injunctive Relief. The parties recognize that a remedy at law for a breach of the provisions of this Agreement relating to confidential information, or misuse of a party's trademarks, copyrights, and other intellectual property rights, will not be adequate for a party's protection, and accordingly each party shall have the right to obtain, in addition to any other relief and remedies available to it, injunctive relief to enforce the provisions of this Agreement.

         16.6. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Arizona (without regard to choice of laws). The U.N. Convention on the International Sale of Goods shall not apply. Any legal action brought concerning this Agreement or any dispute hereunder shall be brought only in the courts of the State of Arizona or in the federal courts located in such state. Both parties submit to venue and jurisdiction in these courts.

         16.7. Survival. Each party's obligations to pay monies to the other party which have accrued prior to the date of termination shall survive termination of this Agreement, as will the following Sections: 9, 10, 11, 12.2, 12.3, 12.4, 13, 14 and 16.

         16.8. Publicity. Unless an announcement of the terms of this Agreement is agreed to in writing by the parties, each party shall treat the business terms of this Agreement as Confidential Information and subject to Section 13.

         16.9. Export Control. OEM Partner shall comply with all applicable export control laws and regulations of the United States and any other country having proper jurisdiction and shall obtain all necessary export licenses in connection with any subsequent export, reexport, transfer and use of all products, technology and software purchased or licensed under this Agreement.

         16.10. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All counterparts shall be construed together and shall constitute one Agreement.

So agreed between the parties signing below.

SALESLOGIX CORPORATION

                                            ------------------------
                                            [NAME OF OEM PARTNER]

By:                                         By:
   ---------------------------                 ----------------------
         [Signature]                                 [Signature]

   ---------------------------                 ----------------------
         [Type/Print Name]                           [Type/Print Name]

Title:                                      Title:
      ---------------------------                 ----------------------
Date:                                       Date:
      ---------------------------                 ----------------------

EXHIBITS


1        SalesLogix Products

2        OEM Bundling Products

3        Provisions Applicable to Reseller License

4        OEM Partner's Standard Form Customer License Agreement

5        OEM Partner's Standard Form Evaluation License Agreement

5A       OEM Partner's Standard Beta Test License Agreement

6        License Fees, Royalty Calculations, Discounts and Support Fees

7        Training

8        Support

                                    EXHIBIT 1

                               SALESLOGIX PRODUCTS

                                    EXHIBIT 2

                              OEM Bundling Products

                                    EXHIBIT 3

SalesLogix's Reseller Program; Provisions Applicable to Reseller License

As a reseller of the Licensed Materials OEM Partner will be treated as a SalesLogix "Business Partner," and each of the following conditions shall apply to the reseller license granted to OEM Partner (hereafter referred to as "Business Partner" in this Exhibit ) under the foregoing Agreement:

1. Non-Exclusivity; Other Distribution. Business Partner's rights to resell the Licensed Materials are entirely non-exclusive. SalesLogix reserves the right from time to time and in its sole discretion to increase or decrease the number of authorized resellers of the Licensed Materials within and without the Territory, and to distribute the Products using its own personnel or independent sales representatives, or via any other distribution channel.

2. Distribution Limitations. The reseller license granted under this Agreement is personal to Business Partner; Business Partner shall not authorize or appoint any dealers, agents, representatives, sub-distributors, original equipment manufacturers, value added resellers, systems integrators, or other third parties to distribute or license the Licensed Materials under the Reseller License.

3. Customer Licenses. Business Partner shall provide each Customer with the original SalesLogix licenses included in the Documentation for the Licensed Materials. Pursuant to the reseller license Business Partner shall market, distribute, and resell the Licensed Materials only to end-user customers for their own internal use and not for resale.

4. Copyright, Trademark and Proprietary Notices. Business Partner agrees not to remove any copyright notices, trademark notices or any confidential or proprietary legends from any Licensed Materials. Business Partner agrees to reproduce all copyright, trademark and similar notices on all copies of the Licensed Materials. No reproduction of Licensed Materials or any part thereof may be made pursuant to the reseller license without the prior written permission of the SalesLogix signed by an officer of SalesLogix.

5. Advertisement. Business Partner will not publish, nor cause or permit to be published, any advertising referring in any way to SalesLogix or the Licensed Materials without the prior written permission of the SalesLogix signed by an officer of SalesLogix.

6. Discontinuing Products; Product Modifications. SalesLogix reserves the right, at any time, to discontinue distribution of any or all of the Licensed Materials or versions of the Licensed Materials, or to discontinue support, maintenance, or the provision of new versions, updates, or corrections for any Licensed Materials without liability under the reseller license. SalesLogix reserves the night, at any time, to make such modifications to the Licensed Materials as it sees fit in the operation, performance, or functionality of the Licensed Materials.

7. Acceptance of Orders by SalesLogix. All orders placed with SalesLogix for Licensed Materials shall be subject to acceptance by SalesLogix, in its sole good faith discretion, at its principal place of business.

8. Delivery Schedule and Delays. SalesLogix shall not be liable for any damages to Business Partner or to any other person for SalesLogix's failure to fill any orders or for any delay in delivery or error in filling orders for any reason whatsoever. SalesLogix reserves the right to apportion Licensed Materials in its sole discretion when demand exceeds available supply.

9. Partial Shipments. Unless Business Partner clearly directs otherwise, SalesLogix may make partial shipments against Business Partner orders due to availability of Licensed Materials, which shipments shall be separately invoiced and paid by Business Partner upon shipment, without regard to subsequent shipments.

10. SalesLogix Cancellation. SalesLogix reserves the right to cancel or delay shipment of any orders placed by Business Partner and accepted by SalesLogix, if Business Partner: (i) fails to make any payment as provided in this Agreement;
(ii) fails to meet reasonable financial requirements established by SalesLogix, or (iii) otherwise fails to comply with the terms and conditions of this Agreement.

11. Shipment. All Licensed Materials will be shipped F.O.B. point of manufacture. All shipments will be made with shipping charges prepaid by SalesLogix, and unless otherwise directed by Business Partner, SalesLogix shall select a common carrier. SalesLogix shall not bear any liability regarding delivery by that carrier. Costs for shipment shall be included in the invoice price. Risk of loss shall be borne by Business Partner upon delivery of the Products to the carrier for shipment.

12. Customer Prices. Business Partner shall be solely responsible for determining its own retail prices for the Licensed Materials sold pursuant to the reseller license.

13. Business Partner Price. Business Partner shall be entitled to receive the Reseller Discounts set forth in Exhibit 6. All orders for SalesLogix's products pursuant to the reseller license must have a confirming purchase order number from Business Partner.

14. Payment. Payment for Licensed Materials shall be due and paid prior to shipment of the Licensed Materials, except as otherwise agreed by SalesLogix and Business Partner. SalesLogix reserves the right, in its discretion, and upon satisfactory completion by Business Partner of SalesLogix's credit review, to grant payment terms to Business Partner.

15. Demonstration Copies. SalesLogix shall provide Business Partner with a demonstration copy of each of the Licensed Materials currently on SalesLogix's retail price list. From time to time, SalesLogix may provide to Business Partner additional sample copies of new versions of the Licensed Materials. Business Partner may copy and distribute these demonstration copies at no charge to Customers solely for demonstration and sales purposes. All demonstration copies will be in some way limited versions of the Licensed Materials and may not be represented or sold by the Business Partner as the actual Licensed Materials.

16. Marketing. Business Partner shall use its best efforts to promote and market the Licensed Materials. Business Partner shall provide sufficient qualified staff to carry out its obligation to actively market and solicit sales of Licensed Materials. Business Partner will include a representative listing of all Licensed Materials in applicable catalogs and published price lists. Business Partner will display and demonstrate appropriately configured Licensed Materials and prominently display Licensed Materials related literature at point of sale locations. Business Partner shall have at least one (1) qualified individual competent to demonstrate each Licensed Materials at each Business Partner office. Business Partner shall pursue all marketing leads received from SalesLogix.

17. Licensed Materials Applicability. Business Partner assumes sole responsibility for the selection and recommendation of the Licensed Materials to achieve the desired results and business purposes of end user customers.

18. SalesLogix Packaging. Business Partner will distribute the Licensed Materials as shipped by SalesLogix, unopened with all packaging, documentation, warranties, disclaimers, registration cards, and license agreements intact.

19. Licensed Materials Copying. Business Partner shall not under any circumstances make any copies of the Licensed Materials without SalesLogix's prior written permission except for evaluation copies as expressly permitted in this Exhibit.

20. Customer License Enforcement. Business Partner shall use its best efforts to assist SalesLogix in the protection of SalesLogix's legal rights and to enforce the end user license agreements relating to the Licensed Materials. Business Partner shall cooperate fully with SalesLogix in any action by SalesLogix in the event of an actual or threatened violation of SalesLogix's proprietary rights by any person or entity.

21. Support of Business Partner; Sale of Maintenance Support and Technical Support. During the term of the Reseller License, SalesLogix shall provide the Support described in EXHIBIT 8 to the Business Partner. A Customer of the Business Partner who wishes to purchase extended Maintenance Support for the Licensed Materials must execute a Maintenance Support agreement directly with SalesLogix. Business Partner may sell technical support services directly to a Customer or it may refer the Customer to SalesLogix for execution of a Technical Support agreement directly with SalesLogix. In the event Business Partner successfully refers a Customer to SalesLogix for execution of a Technical Support agreement, SalesLogix shall remit to Business Partner twenty percent (20%) of the Technical Support payments received from the Customer in connection with the first twelve (12) months of the Technical Support agreement.

22. Marketing Practices. Business Partner shall: (i) perform its duties as reseller in a manner that will preserve the reputation and promote the goodwill, name, and interests of SalesLogix and the Licensed Materials; (ii) avoid deceptive, misleading, or unethical practices that are or might be detrimental to SalesLogix, the Licensed Materials or the public, including but not limited to disparagement of SalesLogix or the Licensed Materials; (iii) make no false or misleading representation with respect to the Licensed Materials or SalesLogix;
(iv) not publish or use any misleading or deceptive advertising material; and
(v) make no representations with respect to the Licensed Materials or SalesLogix that are inconsistent with the literature distributed by SalesLogix, including all warranties, disclaimers, and support policies contained in such literature.

23. Business Practices. Business Partner shall perform its duties in compliance with all applicable laws and shall hold SalesLogix harmless and indemnify SalesLogix for, from and against any loss, claim, damage, liability, or expense, including reasonable attorney's fees, arising from any violation of law by Business Partner.

24. Use of SalesLogix System. Business Partner shall utilize the "SalesLogix System" to obtain and report on leads generated by SalesLogix.

25. Licensed Materials Performance. SalesLogix will use its reasonable efforts to make the Licensed Materials perform substantially in accordance with the product description set forth in the relevant Documentation that accompanies the Licensed Materials, as it may exist from time to time. However, Business Partner acknowledges that inevitably some errors may exist in the Licensed Materials, and the presence of such errors shall not be a breach of this provision.

                                    EXHIBIT 5

            OEM Partner's Standard Form Evaluation License Agreement

                                    EXHIBIT 6

         Annual Prepaid Royalty Fees, Royalty Calculations, Discounts and Support Fees

ANNUAL PREPAID ROYALTY FEES

OEM Partner shall pay SalesLogix nonrefundable prepaid royalties of $   per
year during the term of this Agreement, said prepaid royalties owed in the first
year, to be paid as follows: $    due upon signing, $    to be paid on
        , $      to be paid on          , and $      to be paid on
      . Subsequent prepaid royalty payments shall be made as follows:



Each of the foregoing payments shall be credited in full against OEM partner's OEM Royalty obligations, based on license, support and maintenance fees, (but not the Reseller Royalty obligations) to SalesLogix during the relevant ensuing year. If the credit represented by a Prepaid Royalty Fee is not used up by the end of the year following the due date for its payment, the credit not used up shall be forfeited by OEM partner.

OEM ROYALTY CALCULATION

For each year that this Agreement remains in effect, the following discounts shall apply to the calculation of OEM Royalties under the Agreement:

Aggregate OEM Royalties and fees paid to SalesLogix Year to Date
Discount

less than $250,000

$250,000 - $500,000

$500,000 - $1,000,000

$1,000,000 - $2,000,000

over $2,000,000

Upon each anniversary, the calculation of "OEM Royalties paid to SalesLogix Year
to Date" begins anew and the applicable discount reverts back to   . Once OEM
partner passes an OEM Royalty threshold the change in applicable discount applies prospectively and not retroactively.

MAINTENANCE FEES

In exchange for the maintenance of the product as described in EXHIBIT 8, OEM
partner will pay SalesLogix Maintenance fees equal to         of the
published SRP of the SalesLogix
product, not the selling price of the bundled OEM package. Maintenance Fees shall be calculated each time an OEM Partner makes a calculation of OEM Royalties payable to SalesLogix under this Agreement and shall be added to the payment of OEM Royalties made, or charged against the advance, to SalesLogix.

SUPPORT FEES

In exchange for the OEM Support described in EXHIBIT 8, OEM Partner shall pay
SalesLogix Support Fees equal to    of the published SRP of the SalesLogix
product, not the selling price of the bundled OEM package. Support Fees shall be calculated each time an OEM Partner makes a calculation of OEM Royalties payable to SalesLogix under this Agreement and shall be added to the payment of OEM Royalties made, or charged against the advance, to SalesLogix.

RESELLER ROYALTY CALCULATION

OEM Partner is entitled to a discount of       off of the published retail
prices for Licensed Materials shown in SalesLogix's retail price list in the event the OEM Partner wishes to sell SalesLogix product without the OEM Partner's bundled application.

OEM Partner's Reseller Royalties paid to SalesLogix shall be reviewed semi-annually. If the Reseller Royalties paid to date are sufficient to reasonably assume that the annual revenue goal will be met, OEM Partner's discount stated above shall remain in effect. If the Reseller Royalties are significantly above or below what would be reasonably expected, SalesLogix reserves the right to adjust Business Partner's discount, with 30 days notice, up or down according to SalesLogix's then current discounting policies.

As a Business Partner, OEM Partner is also entitled to a discount of      for
all support service and product upgrade offerings shown on SalesLogix's retail price list.

                                    EXHIBIT 7

                               SalesLogix Training

SalesLogix shall provide to OEM Partner the following sales, marketing and technical training on the terms and conditions set forth herein:

1. Sales, Marketing and Technical Training. OEM Partner shall be entitled to send two employees to SalesLogix's regularly scheduled training course on the Licensed Materials. SalesLogix shall supply this training free of charge at SalesLogix's facilities in Scottsdale, Arizona. OEM Partner shall pay for the travel and living expenses for any employees it sends to SalesLogix for training.

2. Training Documentation. SalesLogix hereby grants OEM Partner a license to re-use, copy, modify and distribute SalesLogix training Documentation solely for the purposes of training OEM Partner employees, customers and OEM Affiliates worldwide.

3. SalesLogix Software Developer's Kit. Upon execution of this Agreement, OEM Partner shall be provided with a copy of SalesLogix's Software Developer's Kit to assist OEM Partner with the development of any interfaces between the Licensed Materials and the OEM Bundling Products.

                                   EXHIBIT 8

                               SalesLogix Support

OEM SUPPORT

SalesLogix agrees to make available to OEM Partner the following support services (collectively, "OEM Support") for the OEM Royalties and Maintenance Royalties set forth herein:

1. SalesLogix shall appoint a designated developer who is expert in the Designated Materials who shall be available to assist OEM Partner's designated developer with technical and support issues relating to the Licensed Materials. OEM Partner agrees that the support provided by SalesLogix's designated developer shall be "third tier" (i.e., developer to developer) and that OEM Partner shall remain responsible for all "first tier" (customer to support staff) and "second tier" (support staff to OEM Partner development staff) support of the OEM Bundling Products and the Licensed Materials embedded therein.

2. SalesLogix's initial designated developer is:

         -----------------------------------

         -----------------------------------

         -----------------------------------
         Tel
            --------------------------------
         Fax
            --------------------------------
         E-mail
               -----------------------------
3. OEM Partner's initial designated developer is:

         -----------------------------------

         -----------------------------------

         -----------------------------------
         Tel
            --------------------------------
         Fax
            --------------------------------
         E-mail
               -----------------------------

Either party may change its designated developer from time to time upon written notice to the other.

4. OEM Partner shall be provided "Business Partner" level access to the support sections of SalesLogix's web site.

5. Product Updates: From time to time SalesLogix may develop permanent fixes or solutions to known problems or bugs in the Licensed Materials and incorporate them into a formal "Update" to the Licensed Materials. SalesLogix will provide OEM Partner with the Update and related Documentation, both at no additional charge to the OEM Partner.

6. Product Upgrades: From time to time SalesLogix may release to its end users a major revision to the Licensed Materials which adds new and different functions or capabilities to the Licensed Materials ("Upgrade"). SalesLogix will provide OEM Partner with the Upgrade and related Documentation, both at no additional charge to the OEM Partner.

RESELLER SUPPORT

SalesLogix agrees to make available to OEM Partner the following support services (collectively, "Reseller Support") for the Reseller Royalties and Maintenance Royalties set forth herein:

1. OEM Partner, as a Business Partner, will be given access to SalesLogix's technical support telephone line, along with access authorization for technical support. On-site technical support may be provided by SalesLogix on a case-by-case basis at SalesLogix's then-current fees or for a fee mutually agreed to by Business Partner.

2. OEM Partner, as a Business Partner, shall be provided "Business Partner" level access to the support sections of SalesLogix's web site.

3. Product Updates: From time to time SalesLogix may develop permanent fixes or solutions to known problems or bugs in the Licensed Materials and incorporate them into a formal "Update" to the Licensed Materials. SalesLogix will provide OEM Partner with the Update and related Documentation, both at no additional charge to the OEM Partner.

4. Product Upgrades: From time to time SalesLogix may release to its end users a major revision to the Licensed Materials which adds new and different functions or capabilities to the Licensed Materials ("Upgrade"). SalesLogix will provide OEM Partner with the Upgrade and related Documentation, both at no additional charge to the OEM Partner.

5. Telephone and Electronic Mail Assistance: OEM Partner, as a Business Partner, will be given the telephone number for SalesLogix's support line and will be entitled to contact the support line during normal operating hours (between 8:00 a.m. and 5:00 p.m. U.S. Mountain Standard Time) on regular business days, excluding SalesLogix holidays, to consult with SalesLogix technical analysts concerning problem resolution, bug reporting, documentation clarification, and general technical guidance. OEM Partner, as a Business Partner, may also contact SalesLogix through electronic mail. SalesLogix will assist the OEM Partner in utilizing the Licensed Materials and in identifying and providing workarounds, if possible, for problems found within the Licensed Materials. Assistance may include communicating via modem from SalesLogix's facilities or through an electronic bulletin board.

6. Problem Reporting: OEM Partner, as a Business Partner, may submit to SalesLogix requests identifying potential problems in the Licensed Materials. Requests should be in writing and directed to SalesLogix by mail, courier or by FAX. SalesLogix retains the right to determine the final disposition of all requests, and will inform OEM Partner of the disposition of each request. If SalesLogix decides in its sole judgment to act upon a request, it will do so by providing a Bug Fix as described below.

7. Bug Fixes: SalesLogix will use reasonable efforts to provide an avoidance procedure for and a correction of each material defect in the Licensed Materials that causes the Licensed Materials not to conform in all material respects with the SalesLogix Documentation (a "Bug Fix").

                                       3